SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 09/30/2004
FILE NUMBER 811-3826
SERIES NO.: 9


72DD.    1.   Total income dividends for which record date passed during the period. (000's Ommited)
              Class A Shares                   $1,469
         2.   Dividends for a second class of open-end company shares
              (000's Ommited)
              Class B Shares                   $  362
              Class C Shares                   $   67
              Investor Class                   $1,022

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A Shares                  $0.1519
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B Shares                  $0.1185
              Class C Shares                  $0.1185
              Investor Class                  $0.1565

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                    9,729
         2.   Number of shares outstanding of a second class of open-end company shares (000's Ommited)
              Class B Shares                    2,980
              Class C Shares                      551
              Investor Class                    6,539

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                    $10.64
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                    $10.67
              Class C Shares                    $10.75
              Investor Class                    $10.72